UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 30, 2015

GENCO SHIPPING & TRADING LIMITED

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue 12th Floor	10171
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On April 30, 2015, Genco Shipping & Trading Limited (“Genco”) entered into agreements to amend or waive certain provisions of the agreements for its Loan Agreement, dated as of August 12, 2010 (as amended to date), by and among  Genco as borrower, Genco Ocean Limited and the other subsidiaries of Genco named therein as guarantors, the banks and financial institutions named therein as lenders, and Credit Agricole Corporate and Investment Bank as agent and security trustee; and its Loan Agreement, dated as of August 20, 2010 (as amended to date), by and among Genco as borrower, Genco Aquitaine Limited and the other subsidiaries of Genco named therein as guarantors, the banks and financial institutions named therein as lenders, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschaft, Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG, Skandinaviska Enskilda Banken AB (publ) as swap providers, and Deutsche Bank Luxembourg S.A. as agent for the lenders and the assignee (the “$253 Million Term Loan Facility”).  The agreements implement, among other things, the following:

•                  The existing covenant in each facility measuring Genco’s ratio of net debt to EBITDA is replaced with a covenant requiring its ratio of total debt outstanding to value adjusted total assets (total assets adjusted for the difference between book value and market value of fleet vessels) to be less than 70%.

•                  Measurement of the interest coverage ratio under each facility is waived through and including December 31, 2016.

•                  The fleetwide minimum liquidity covenant has been amended to allow up to 50% of the required amount of $750,000 per vessel in cash to be satisfied with undrawn working capital lines with a remaining availability period of more than six months.

•                  Genco agreed to grant additional security for its obligations under the $253 Million Term Loan Facility, consisting of the four vessels known as the Genco Thunder, the Genco Raptor, the Genco Muse, and the Genco Challenger and related collateral.

Consenting lenders under the two facilities received an upfront fee of 25 basis points on the amount of outstanding loans.

Item 2.03.             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 4.02              Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Subsequent to the issuance of Genco’s 2014 consolidated financial statements, Genco became aware of an error in its allocation of goodwill impairment to noncontrolling interest recognized in December 2014 by Genco associated with its consolidated subsidiary Baltic Trading Limited (“Baltic Trading”). As a result of this error, amounts allocated to the  noncontrolling interest in Genco’s previously reported Consolidated Statement of Operations of Genco for the period from July 9, 2014 to December 31, 2014 (the “Successor”) and Genco’s previously reported Consolidated Balance Sheet of the Successor as of December 31, 2014 were incorrect.

The error affected Genco’s previously reported Net loss attributable to Genco Shipping & Trading Limited and Net loss per share attributable to Genco as well as the Net loss attributable to noncontrolling interest on the face of Genco’s Consolidated Statement of Operations of the Successor for the period from July 9, 2014 to December 31, 2014; and the previously reported Genco Shipping &

Trading Limited shareholders’ equity and the noncontrolling interest in the face of Genco’s Consolidated Balance Sheet of the Successor as December 31, 2014. The error did not impact Genco’s previously reported consolidated revenues, operating expenses, net loss or cash flows of the Successor period from July 9, 2014 to December 31, 2014; or Genco’s previously reported consolidated  assets, liabilities or total equity of the Successor as of December 31, 2014.  Management, our Audit Committee, and our Board of Directors have discussed this error with Deloitte & Touche LLP, our independent registered public accounting firm.  On April 30, 2015, management and the Audit Committee of our Board of Directors concluded that we should correct the error in prior period financial statements, namely those for the year ended December 31, 2014,  and investors should no longer rely on our previously issued financial statements for the year ended December 31, 2014.

The effect of correcting for this error resulted in (1) a decrease in the  previously reported Net loss attributable to the Company and an increase in previously reported Net loss attributable to the  noncontrolling interest for the period from July 9, 2014 to  December 31, 2014 by the same amount; and (2) increasing Genco Shipping & Trading’s Limited   shareholders’ equity  and decreasing the  noncontrolling interest in the consolidated balance sheet as of December 31, 2014 by the same amount.

Concurrently with the filing of this Current Report on Form 8-K, Genco is filing an amendment to its Annual Report on Form 10-K for the year ended December 31, 2014 reflecting the correction of the error.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: April 30, 2015

/s/ John C. Wobensmith
John C. Wobensmith
President